Exhibit 1

MAHANAGAR TELEPHONE NIGAM LIMITED
(A GOVERNMENT OF INDIA ENTERPRISE)
CORPORATE OFFICE

March 1, 2007

The New York Stock Exchange

Dear Sirs,

We write to inform you that MTNL has appointed M/S Chandabhoy & Jassoobhoy, Chartered Accountants, for audit of our financial statements under US GAAP for the current fiscal year ending 31 March 2007.

Thanking you,

Yours faithfully,

R.C. Sen, Deputy GM (accounts)

CC:

New York Stock Exchange
11 Wall Street,
NEW YORK.